Law Office of Roel Garcia

2627 Garcitas Creek

Richmond, Texas 77406

(713) 501-3559 Cell

(713) 239-1374 Office

rgarcia@justice.com

February 3, 2012

Tian Jia

China Inc.

12520 A1 Westheimer #138

Houston, Texas 77077

Re: China Inc., Amended Registration Statement on Form S-1

Ladies and Gentlemen:

I refer to the above-captioned registration statement on Form S-1 ("Registration Statement") under the Securities Act of 1933, as amended ("Act"), filed by China Inc., a Nevada Corporation ("Company"), with the Securities and Exchange Commission. The Registration Statement related to the offering of up to 30,000,000 shares of the Company's common stock ("Common Stock"). Such shares are to be issued under the Registration Statement and the relating prospectus has been filed with the Commission.

I have examined the originals, or photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company, and other documents as I have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as certified copies or photocopies and the authenticity of the originals of such documents.

Based on my examination mentioned above, I am of the opinion that 30,000,000 shares of common stock to be offered and sold are duly authorized shares of common stock, when sold, will be legally issued, fully paid and non-assessable.

This opinion letter is limited to the matters set forth herein and no opinions may be implied or inferred beyond the matters expressly stated herein.

Sincerely,

/s/ Roel Garcia

Attorney at Law